                                                                     EXHIBIT 4.1

                         WESTERN UNITED HOLDING COMPANY

                STATEMENT OF RIGHTS, DESIGNATIONS AND PREFERENCES
                                       OF
               VARIABLE RATE CUMULATIVE PREFERRED STOCK, SERIES A

         Resolved, that pursuant to the authority expressly granted and vested in the Board of Directors (the "Board") of this Corporation by its Articles of Incorporation, a series of preferred stock, Series A, of the Corporation be, and hereby is, established which will have a par value of $2.50 per share, designated "Variable Rate Cumulative Preferred Stock, Series A" (hereafter called "Series A Preferred Stock"). The Series A Preferred Stock shall consist of 6,000,000 shares, which number may be increased or decreased by the Board, and which shall have rights, preferences, qualifications and restrictions as follows:

         1.       DIVIDENDS.

                  (a) Dividends (or other distributions deemed dividends for purposes of this resolution) on the issued and outstanding shares of Series A Preferred Stock shall be declared and paid monthly at a percentage rate per annum of the liquidation preference of $25.00 per share equal to the "Distribution Rate," as hereinafter defined, or such greater rate as may be determined by the Corporation's pricing committee. Notwithstanding the foregoing, the Distribution Rate for any monthly dividend period shall, after taking into account any additional rate authorized by the pricing committee, in no event, be less than 4% per annum or greater than 14% per annum. Such dividends shall be cumulative from the date of original issue of each share and shall be payable, when and as declared by the Board, on such dates as the Board deems advisable, but at least once a year, commencing July 1, 2002. Each such dividend shall be paid to the holders of record of shares of Series A Preferred Stock as they appear on the stock register of the Corporation on such record date as shall be fixed by the Board in advance of the payment date thereof. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date as shall be fixed by the Board in advance of the payment date thereof.

                  (b) Except as provided below in this section, the Distribution Rate for any monthly dividend period shall be adjusted monthly and shall be equal to the Five Year Constant Maturity Rate (as defined in Exhibit A attached hereto and incorporated by reference herein), plus 2.00%. In the event that the Board determines in good faith that for any reason the Five Year Constant Maturity Rate cannot be determined for any dividend period, then the Board shall in good faith select a substitute index that is as similar as possible to the Five Year Constant Maturity Rate. In the event that the Board determines in good faith that none of such rates can be determined for any dividend period, then the Distribution Rate in effect for the preceding dividend period shall be continued for such dividend period. The Five Year Constant Maturity Rate shall be rounded to the nearest five hundredths of a percentage point.

                  (c) No dividend shall be paid upon, or declared or set apart for, any share of Series A Preferred Stock for any Dividend Period unless at the same time a like dividend shall be paid upon, or be declared and set apart for, all shares of Series A Preferred Stock then issued and outstanding. Holders of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends as herein provided. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears on Series A Preferred Stock.

                  (d) Dividends payable for each full monthly Dividend Period shall be computed by dividing the Distribution Rate for such monthly Dividend Period by 12 and multiplying such resulting rate by the liquidation preference of $25.00 per share. Dividends per share shall be rounded to the nearest whole cent. Dividends payable for any period less than a full monthly Dividend Period shall be computed on the basis of 30-day months and a 360-day year. The Distribution Rate with respect to each monthly Dividend Period shall be calculated as promptly as practicable by the Corporation according to the method provided herein. The Corporation will cause notice of such Distribution Rate to be enclosed with the dividend payment check next mailed to the holders of shares of Series A Preferred Stock.

                  (e) So long as any shares of Series A Preferred Stock are outstanding, (i) no dividend (other than a dividend in common stock or in any other stock ranking junior to Series A Preferred Stock as to dividends and upon liquidation and other than as provided in the foregoing section 1(c)) shall be declared or paid or set aside for payment; (ii) no other distribution shall be declared or made upon common stock or upon any other stock ranking junior to or on a parity with Series A Preferred Stock as to dividends or upon liquidation; and
         (iii) no common stock or any other stock of the Corporation ranking junior to or on a parity with Series A Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired by the Corporation for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any shares of any such stock) except by conversion into or exchange for stock of the Corporation ranking junior to Series A Preferred Stock as to dividends and upon liquidation unless, in each case, the full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid or declared and set apart for all past dividend payment periods.

                  (f) The holders of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board, dividend distributions out of the funds of the Corporation legally available therefor. Any distribution made which may be deemed to have been made out of the capital surplus of Series A Preferred Stock shall not reduce either the redemption process or the liquidation rights as hereafter specified.

         2.       REDEMPTION.

                  (a) REDEMPTION AT THE OPTION OF THE CORPORATION. The Corporation, at its option, may redeem shares of Series A Preferred Stock, in whole or in part, at any time or from time to time, at redemption prices hereafter set forth plus accrued and unpaid dividends to the date fixed for redemption.

                           (i) In the event of a redemption of shares pursuant
                  to this subsection, the redemption price shall be $25.00 per share.

                           (ii) In the event that fewer than all of the
                  outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Corporation and the shares to be redeemed shall be determined by lot, or pro rata, or by any other method, as may be determined by the Corporation in its sole discretion to be equitable.

                           (iii) In the event that the Corporation shall redeem
                  shares hereunder, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days or more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as it appears on the stock register of the Corporation. Each such notice shall state: (A) the redemption date; (B) the number of shares to be redeemed and, if fewer than all shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (C) the redemption price; (D) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

                           (iv) Notice having been mailed as aforesaid, from and
                  after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price), dividends on the shares so called for redemption shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates representing shares redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                  (b) DISCRETIONARY REDEMPTION UPON REQUEST OF THE HOLDER. The shares of Series A Preferred Stock are not redeemable at the option of the holder. If, however, the Corporation receives an unsolicited written request for redemption of shares from any holder, the Corporation may, in its sole discretion and subject to the limitations described below, accept such shares for redemption. Any shares so tendered, which the Corporation in its discretion allows for redemption, shall be redeemed by the Corporation directly, and not from or through a broker or dealer, at a price established from time to time by the Board in its sole discretion, plus any declared but unpaid dividends.

                  The Corporation may not redeem any such shares tendered for redemption if to do so would be unsafe or unsound in light of the Corporation's financial condition (including its liquidity position); if payment of interest or principal on any outstanding instrument of indebtedness is in arrears or in default; or if payment of any dividend on

         Series A Preferred Stock or share of any stock of the Company ranking on parity with or senior to the Series A Preferred Stock is in arrears as to dividends.

                  (c) Any shares of Series A Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are designated as part of a particular series by the Board.

                  (d) Notwithstanding the foregoing provisions of this Section 2, if any dividends on Series A Preferred Stock are in arrears, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of Series A Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding shares of Series A Preferred Stock. Notwithstanding anything herein to the contrary, no share of Series A Preferred Stock may be redeemed prior to July 15, 2005, except in the case of death or major medical emergency of the holder.

         3. CONVERSION OR EXCHANGE. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into or exchange such shares for shares of any other class or series of any class of securities of the Corporation.

         4. VOTING. Except as required from time to time by law, the shares of Series A Preferred Stock shall have no voting powers. Provided, however, notwithstanding the foregoing, that whenever and as often as dividends payable on any shares of Series A Preferred Stock shall be in arrears in an amount equal to 24 full monthly dividends or more per share, the holders of Series A Preferred Stock together with the holders of any other preferred stock then outstanding, voting separately and as a single class shall be entitled to elect a majority of the Board of Directors of the Corporation. Such right shall continue until all dividends in arrears on preferred stock have been paid in full. In addition, no change in the rights, privileges or preferences of the Series A Preferred Stock may be made without the approval of the holders of at least two-thirds of the then outstanding Series A Preferred Stock, voting together as a class. Further, no new class of preferred stock senior to the Series A Preferred Stock may be created by the Corporation without the approval by the holders of at least two-thirds of the then outstanding Series A Preferred Stock, voting together as a class. Further, no new class of preferred stock equal in preference to the Series A Preferred Stock may be created by the Corporation without the approval by the holders of at least a majority of the then outstanding Series A Preferred Stock, voting together as a class.

         5.       LIQUIDATION RIGHTS.

                  (a) Upon the dissolution, liquidation or winding up of the Corporation, the holders of the shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any payment or distribution shall be made on the Common Stock, or on any other class of stock ranking junior to Series A Preferred Stock, upon liquidation, the amount of $25.00 per share, plus a sum equal to all dividends

         (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution.

                  (b) Neither the sale, lease or conveyance of all or substantially all the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section.

                  (c) After the payment to the holders of the shares of Series A Preferred Stock of the full preferential amounts provided for in this Section, the holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                  (d) In the event the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section, no such distribution shall be made on account of any shares or any other series of preferred stock ranking on parity with the Series A Preferred Stock or any other class of stock ranking on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up, unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock, ratably in accordance with the sums which would be payable in such distribution if all sums payable in respect of the shares of all series of preferred stock and any such other class of stock, both as aforesaid, were discharged in full.

         6. PRIORITIES. For purposes of this Resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

                  (a) Prior to the shares of Series A Preferred Stock, either as to dividends or upon liquidation if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series A Preferred Stock.

                  (b) On a parity with shares of Series A Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of Series A Preferred Stock, if the holder of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holder of such stock and the holders of Series A Preferred Stock; and

                  (c) Junior to shares of Series A Preferred Stock, either as to dividends or upon liquidation, if the holders of shares of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

         7. SHARES NON-ASSESSABLE. Any and all shares of Series A Preferred Stock issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

         8. PRE-EMPTIVE RIGHTS. Holders of Series A Preferred Stock shall have no pre-emptive rights to acquire additional shares of the Corporation.

                                    EXHIBIT A

FIVE YEAR CONSTANT MATURITY RATE

         Except as provided below in this paragraph, the "Five Year Constant Maturity Rate" for each dividend period shall be the arithmetic average of the two most recent weekly per annum Five Year Average Yields (or the one weekly per annum Five Year Average Yield, if only one such Yield shall be published during the relevant Calendar Period as provided below), as published weekly by the Federal Reserve Board during the Calendar Period that begins 24 days prior to the first day of the dividend period for which the dividend rate on Preferred Stock, Series A is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Five Year Average Yield during such Calendar Period, then the Five Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum Five Year Average Yields (or the one weekly per annum Five Year Average Yield, if only one such Yield shall be published during such Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a per annum Five Year Average Yield shall not be published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Five Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly average yield to maturity, if only one such yield shall be published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined below)) then having maturities of not less than three nor more than seven years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board shall not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason the Company cannot determine the Five Year Constant Maturity Rate for any dividend period as provided above in this paragraph, then the Five Year Constant Maturity Rate for such dividend period shall be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than three nor more than seven years from the date of each such quotation, as quoted daily for each business day in New York City (or less frequently if daily quotations shall not be generally available) to the Company by at least three recognized primary U.S. Government securities dealers selected by the Company.




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